                                                                  Exhibit 99.1

                                                                  EXECUTION COPY







                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             IPC ADVISORS S.a.r.l.,

                             IPBC ACQUISITION CORP.

                                       AND

                            BALANCED CARE CORPORATION





                                  MAY 15, 2002
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                                TABLE OF CONTENTS

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I.      DEFINITIONS..........................................................................    1
                      1.01   Certain Definitions.............................................    1

II.     THE MERGER...........................................................................    9
                      2.01   The Merger......................................................    9
                      2.02   Effective Time of the Merger....................................    9
                      2.03   Closing of the Merger...........................................    9
                      2.04   Effects of the Merger...........................................    9
                      2.05   Conversion of Shares...........................................    10
                      2.06   Closing of the Company's Transfer Books........................    10
                      2.07   Exchange of Certificates.......................................    11
                      2.08   Stock Options..................................................    12
                      2.09   Further Action.................................................    12
                      2.10   Subsequent Action..............................................    12

III.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................    13
                      3.01   Due Organization; Subsidiaries; Etc............................    13
                      3.02   Capitalization.................................................    13
                      3.03   Authorization..................................................    14
                      3.04   Reports........................................................    14
                      3.05   No Undisclosed Liabilities.....................................    15
                      3.06   Compliance with Law; Governmental Authorizations...............    15
                      3.07   No Conflicts...................................................    16
                      3.08   Contracts......................................................    16
                      3.09   Litigation.....................................................    18
                      3.10   Taxes..........................................................    19
                      3.11   Absence of Certain Changes.....................................    19
                      3.12   Employee Benefit Plans.........................................    20
                      3.13   Intellectual Property..........................................    21
                      3.14   Environmental Matters..........................................    22
                      3.15   Labor Relations................................................    23
                      3.16   Brokers and Finders............................................    23
                      3.17   Board Recommendation...........................................    23
                      3.18   Fairness Opinion...............................................    24

IV.     REPRESENTATIONS AND WARRANTIES OF IPC AND ACQUISITION...............................    24
                      4.01   Organization, Good Standing and Qualification..................    24
                      4.02   Corporate Authority; Approval..................................    24
                      4.03   No Conflicts...................................................    25
                      4.04   Financing......................................................    25
                      4.05   Board Recommendation...........................................    25
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                      4.06   Stockholder Consent............................................    26

V.      COVENANTS...........................................................................    26
                      5.01   Access.........................................................    26
                      5.02   Confidentiality................................................    26
                      5.03   Conduct of the Business of the Company Pending the Closing
                             Date...........................................................    26
                      5.04   Conduct of Business of the Company.............................    27
                      5.05   Consents.......................................................    27
                      5.06   Stock Exchange De-listing......................................    28
                      5.07   Employee Benefits..............................................    28
                      5.08   Indemnification of Officers and Directors......................    28
                      5.09   Compliance with Laws...........................................    29
                      5.10   Tax Matters....................................................    29
                      5.11   Notice of Breach; Disclosure...................................    29
                      5.12   Closing Liabilities............................................    30
                      5.13   No Solicitation................................................    30
                      5.14   Additional Agreements..........................................    31
                      5.15   Disclosure.....................................................    31
                      5.16   Proxy Statement................................................    32
                      5.17   Company Stockholders' Meeting..................................    32

VI.     CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES..............................    33
                      6.01   Stockholder Approval...........................................    33
                      6.02   Litigation.....................................................    33

VII.    CONDITIONS PRECEDENT TO IPC'S AND ACQUISITION'S OBLIGATIONS.........................    33
                      7.01   Representations and Warranties.................................    33
                      7.02   Performance of Covenants.......................................    33
                      7.03   Notices and Consents...........................................    34
                      7.04   Agreements and Documents.......................................    34
                      7.05   Dissenting Stockholders........................................    34
                      7.06   Company Warrants...............................................    34

VIII.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..................................    34
                      8.01   Representations and Warranties.................................    34
                      8.02   Performance of Covenants.......................................    34
                      8.03   Documents......................................................    34

IX.     TERMINATION.........................................................................    35
                      9.01   Termination....................................................    35
                      9.02   Effect of Termination..........................................    36
                      9.03   Expenses; Termination Fees.....................................    36
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X.      MISCELLANEOUS.......................................................................    37
                      10.01  Successors.....................................................    37
                      10.02  Amendment......................................................    37
                      10.03  Waiver.........................................................    37
                      10.04  Survival.......................................................    37
                      10.05  Entire Agreement; Counterparts.................................    38
                      10.06  Governing Law..................................................    38
                      10.07  Disclosure Letter..............................................    38
                      10.08  Assignment.....................................................    38
                      10.09  Notices........................................................    38
                      10.10  Headings.......................................................    40
                      10.11  Exhibits and Schedules.........................................    40
                      10.12  Severability...................................................    40
                      10.13  No Third-Party Beneficiaries...................................    40
                      10.14  Pre-Closing Investment in Acquisition Corp.....................    40
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EXHIBITS

Exhibit A      Certificate of Merger




                                       iii
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                          AGREEMENT AND PLAN OF MERGER


               This AGREEMENT AND PLAN OF MERGER (this "MERGER AGREEMENT"), is made as of May 15, 2002, by and among IPC Advisors S.a.r.l., a Luxembourg corporation ("IPC"), IPBC Acquisition Corp., a Delaware corporation and a newly-formed wholly-owned first tier subsidiary of IPC ("ACQUISITION"), and Balanced Care Corporation., a Delaware corporation (the "COMPANY").

               WHEREAS, it is proposed that Acquisition acquire all of the issued and outstanding shares of Common Stock, par value $0.001 per share, of the Company (the "COMMON SHARES"), other than Common Shares beneficially owned by IPC or Acquisition (references to IPC shall, where the context so requires, be deemed to refer to Acquisition as well);

               WHEREAS, the Company, IPC and Acquisition desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

               WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD"), a special committee of disinterested directors of the Company Board (the "Special Committee") and the Boards of Directors of Acquisition and IPC have (i) determined that it is advisable and in the best interests of their respective stockholders for Acquisition to merge with and into the Company, with the result that the Company shall be the surviving corporation and shall become a wholly-owned subsidiary of IPC (the "MERGER"), all upon the terms and conditions set forth herein and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), and (ii) approved and adopted this Merger Agreement and the transactions contemplated hereby; and

               WHEREAS, the Merger requires the favorable vote of the holders of a majority of the outstanding Common Shares entitled to vote for the approval thereof (the "Company Stockholder Approval") and the Consent of IPC, as sole stockholder of Acquisition; and

               WHEREAS, IPC, as the sole stockholder of Acquisition, has consented to the Merger and the Company's Board has recommended the adoption of this Merger Agreement and the transactions contemplated hereby by the stockholders of the Company;

               NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

I.      DEFINITIONS.

         1.01 Certain Definitions. For purposes of this Merger Agreement, the following terms shall have the following meanings:

         "ACQUIRED CORPORATIONS" shall mean the Company, together with each of its Subsidiaries.
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         "ACQUISITION" shall have the meaning set forth in the introductory paragraph of this Merger Agreement.

         "AFFILIATE" of any Person shall mean a Person which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, "control", as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person.

         "AMEX" shall mean The American Stock Exchange LLC.

         "APPROVAL DATE" shall have the meaning set forth in Section 3.17(a).

         "BENEFIT PLANS" shall mean the benefits plans set forth in Section
3.12.

         "CERTIFICATE OF MERGER" shall have the meaning set forth in Section
2.02.

         "CLOSING" shall have the meaning set forth in Section 2.03.

         "CLOSING DATE" shall have the meaning set forth in Section 2.03.

         "COBRA" shall have the meaning set forth in Section 3.12(e).

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "COMPANY" shall have the meaning set forth in the introductory paragraph to this Merger Agreement.

         "COMPANY ACQUISITION PROPOSAL" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by IPC) contemplating or otherwise relating to any Company Acquisition Transaction.

         "COMPANY ACQUISITION TRANSACTION" shall mean any transaction or series of transactions involving:

         (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company or any other Acquired Corporation is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or another Acquired Corporation, or (iii) in which the Company or an Acquired Corporation issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or such Acquired Corporation;

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         (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company or any other Acquired Corporation; or

         (c) any liquidation or dissolution of the Company or any other Acquired Corporation.

         "COMPANY BOARD RECOMMENDATION" shall have the meaning set forth in
Section 5.17(b).

         "COMPANY COMMON STOCK" shall mean the common stock of the Company, par value $0.001 per share.

         "COMPANY DISCLOSURE LETTER" shall mean the disclosure letter that has been prepared by the Company in accordance with the requirements of Section
10.07 hereof and that has been delivered by the Company to IPC on the date of this Merger Agreement and signed by the President of the Company.

         "COMPANY FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 3.04.

         "COMPANY OPTIONS" shall have the meaning set forth in Section 3.02.

         "COMPANY PREFERRED STOCK" shall mean the preferred stock of the Company, par value $0.001 per share.

         "COMPANY SEC DOCUMENTS" shall mean each statement, report, registration statement (including the related prospectus in the form filed pursuant to Rule 424(b) of the Securities Act) and definitive proxy statement, and all other filings filed with the SEC by the Company since June 30, 2001 and prior to the Effective Time.

         "COMPANY STOCK CERTIFICATE shall have the meaning set forth in Section 2.06.

         "COMPANY STOCK OPTIONS" shall mean any stock option outstanding on the date of this Merger Agreement that is or in the future could be exercisable to acquire Common Shares.

         "COMPANY STOCKHOLDERS' MEETING" shall have the meaning set forth in
Section 5.17(a).

         "COMPANY TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of the Company shall have failed to recommend that the Company's stockholders vote to adopt this Merger Agreement, or shall have withdrawn or modified the Company Board Recommendation in a manner opposing the transaction with IPC; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company's stockholders; (iii) the Board of Directors of the Company shall have

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approved, endorsed or recommended any Company Acquisition Transaction other than the Merger; (iv) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Company Acquisition Transaction other then the Merger; or (v) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have violated in a material manner any of the restrictions set forth in Section 5.13.

               "COMPANY WARRANT" shall mean any warrant outstanding on the date of this Merger Agreement that is or in the future could be exercisable to acquire Common Shares.

               "CONFIDENTIAL INFORMATION" shall mean all information furnished by the Company (or its Representatives (as defined herein)) or another Acquired Corporation (or its Representatives) to IPC or its Representatives, whether disclosed or provided in oral, written, electronic or other form. However, Confidential Information does not include any such information that, prior to disclosure, is known to the public, or after disclosure, becomes generally known or available to the public through no act or omission of IPC in violation of this Merger Agreement.

               "CONSENT" shall mean any approval, consent, ratification, permission, waiver or authorization (including any License or governmental authorization).

               "CONSTITUENT CORPORATIONS" shall have the meaning set forth in
Section 2.01.

               "CONTINUING EMPLOYEES" shall have the meaning set forth in
Section 5.07.

               "CONTRACT" shall mean any agreement, arrangement, commitment, indemnity, indenture, instrument or lease, including any and all amendments, supplements, and modifications (whether oral or written) thereto, whether or not in writing.

               "DGCL" shall have the meaning set forth in the first WHEREAS clause to this Merger Agreement.

               "EFFECTIVE TIME" shall have the meaning set forth in Section
2.02.

               "ENVIRONMENT" shall mean the soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters; ambient air (including indoor air), plant and animal life, and any other natural resource.

               "ENVIRONMENTAL LAWS" shall mean any state, federal or local laws, ordinances, codes, regulations, statutes, orders, judgments, decrees, permits or licenses in effect as of the Closing Date relating to pollution, natural resources, protection of the Environment or public health and safety, including, without limitation, laws and regulations relating to the use, treatment, storage, release, disposal or transportation of Hazardous Substances or the handling and disposal of Medical Waste.


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         "EQUITY SECURITIES" shall mean any (i) capital stock or any securities representing any other equity interest or (ii) any securities convertible into or exchangeable for capital stock or any other equity interest, or any other rights, warrants or options to acquire any of the foregoing securities.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall mean, with respect to any Person, (i) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which that Person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, of which that Person is a member and (iii) any member of an affiliated service group, within the meaning of Section 414(m) and (o) of the Code, of which that Person or any Person described in clause (i) or (ii) is a member.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "EXCHANGE AGENT" shall mean American Stock Transfer & Trust Company.

         "EXCHANGE FUND" shall have the meaning set forth in Section 2.07(a).

         "FINANCIAL ADVISOR" shall mean Legg Mason Wood Walker, Incorporated.

         "GAAP" shall mean United States generally accepted accounting principles.

         "GOVERNMENTAL AUTHORITY" shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "HAZARDOUS SUBSTANCES" shall mean (i) any hazardous or toxic waste, substance or material defined as of the Closing Date as such in any Environmental Law, (ii) asbestos-containing material, (iii) Medical Waste, (iv) polychlorinated biphenyls, (v) petroleum products, including gasoline, fuel oil, crude oil and petroleum by-products and (vi) any other chemicals, materials or substances, defined or regulated as of the Closing Date under any Environmental Laws.

         "HIPAA" shall have the meaning set forth in Section 3.12(e).

         "INCURABLE MATERIAL ADVERSE EFFECT" shall have the meaning set forth in the paragraph following Section 9.01(g).

         "INDEMNIFIED PERSONS" shall have the meaning set forth in Section 5.08(a).

         "INTELLECTUAL PROPERTY" shall mean all patents and patent applications, and inventions that may be patentable, all copyrights, all trademark and service mark registrations

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(including foreign, federal, state or local), all know-how, trade secrets,
Confidential Information, customer lists, software (other than commercially available "click- through" or "shrink-wrap" software), technical information, data, process technology and plans owned by the Company or any of the other Acquired Corporations, as set forth on Section 3.13(b) of the Company Disclosure Letter.

         "IPC" shall have the meaning set forth in the introductory paragraph of this Merger Agreement.

         "IPC DISCLOSURE LETTER" shall mean the disclosure letter that has been prepared by IPC in accordance with the requirements of Section 10.07 hereof and that has been delivered by IPC to the Company on the date of this Merger Agreement and signed by the President of IPC.

         "IRS" shall mean the Internal Revenue Service of the United States or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE" shall mean, (i) with respect to an individual, the actual knowledge of such individual and (ii) with respect to any Person other than an individual, the actual knowledge of the executive officers and directors of a corporate entity or other Persons performing similar functions for any other type of non-individual Person.

         "LAW" shall mean any constitutional provision or any statute or other law, rule or regulation of any Governmental Authority and any decree, injunction, judgment, order, ruling, assessment or writ.

         "LEGAL PROCEEDING" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

         "LICENSES" shall have the meaning set forth in Section 3.06(b).

         "LIEN" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, encroachment or other survey defect, transfer restriction or other encumbrance of any nature whatsoever, except for liens for Taxes not yet due or delinquent.

         "MATERIAL ADVERSE EFFECT" shall mean (i) with respect to the Acquired Corporations, a material adverse effect in the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, and
(ii) with respect to IPC and Acquisition, a material adverse effect in the ability of IPC and Acquisition to consummate the transactions contemplated by this Merger Agreement.

         "MATERIAL CONTRACT" shall mean any Contract required to be listed on
Section 3.08(a) of the Company Disclosure Letter.

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         "MEDICAL WASTE" shall mean any wastes defined or regulated under applicable Environmental Laws as "medical wastes," "infectious waste" or "chemotherapeutic waste"or words of similar effect as of the Closing Date.

         "MERGER" shall have the meaning set forth in the first WHEREAS clause to this Merger Agreement.

         "MERGER AGREEMENT" shall mean this Agreement and Plan of Merger, as amended, supplemented or otherwise modified from time to time.

         "MERGER CONSIDERATION" shall have the meaning set forth in Section 2.05(b).

         "MULTIEMPLOYER PLAN" shall have the meaning set forth in Section
3.12(a).

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "PERSON" shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity or organization, whether or not a legal entity, and including, without limitation, any Governmental Authority.

         "PROXY STATEMENT" shall mean the proxy statement/prospectus to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

         "RELEASE" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing, whether intentional or unintentional.

         "REPRESENTATIVES" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and other representatives.

         "REQUIRED COMPANY STOCKHOLDER VOTE" shall mean the affirmative vote of the holders of a majority of the outstanding stock of the Company entitled to vote on the approval of the Merger.

         "RESIDENTIAL LEASE" shall mean a lease between an Acquired Corporation as landlord and a residential tenant in a building owned by an Acquired Corporation;

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SUBSIDIARY" A Person shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities or other interests in such Person that is sufficient to enable such Person to elect at least a majority

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of the members of such Person's Board of Directors or other governing body, or
(b) at least 50% of the outstanding entity or financial interests of such Person.

         "SUPERIOR COMPANY PROPOSAL" shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration payable to the Company's stockholders consisting of cash and/or securities, all outstanding Common Shares or substantially all of the Company's assets on terms that the Special Committee determines in good faith to be more favorable to the Company's stockholders than the terms of the Merger, in their reasonable judgment, after having taken into account, among other relevant considerations, the advice of an independent financial advisor of nationally recognized reputation and whether any financing is required to consummate the transaction contemplated by such offer.

         "SURVIVING CORPORATION" shall have the meaning set forth in Section
2.01.

         "TAX" or "TAXES" shall mean any and all taxes (whether Federal, state, local or municipal, and whether domestic or foreign), including, without limitation, income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupation, value added, ad valorem, transfer and other taxes, duties or assessments of any nature whatsoever, together with any interest, penalties or additions to tax imposed with respect thereto.

         "TAX RETURNS" shall mean any returns (including any information returns), reports and forms required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

         "TERMINATION FEE" shall have the meaning set forth in Section 9.03(b).

         "THREATENED" A claim, proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, proceeding dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

II.     THE MERGER.

         2.01 The Merger. At the Effective Time of the Merger, Acquisition shall be merged with and into the Company. The separate existence of Acquisition shall thereupon cease and the Company shall continue its corporate existence as the surviving corporation (the "SURVIVING CORPORATION") under the DGCL under its present name. The Company and Acquisition are sometimes referred to collectively herein as the "CONSTITUENT CORPORATIONS."

         2.02 Effective Time of the Merger. At the Closing, the parties hereto shall cause a certificate of merger substantially in the form of EXHIBIT A annexed hereto (the "CERTIFICATE OF

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MERGER") to be executed and filed with the Secretary of State of the State of
Delaware, as provided in Section 252 of the DGCL, and shall take all such other and further actions as may be required by Law to make the Merger effective. The Merger shall become effective as of the date and time of the filing of the Certificate of Merger or such other time as may be mutually agreed upon by the parties and set forth in the Certificate of Merger. The date and time of such effectiveness are referred to herein as the "EFFECTIVE TIME."

         2.03 Closing of the Merger. Unless this Merger Agreement shall theretofore have been terminated pursuant to the provisions of Section 9.01 hereof, the closing of the Merger (the "CLOSING") shall take place as promptly as practicable, but no later than the second business day following the day on which the last of the conditions (other than conditions which, by their nature, are to be satisfied at Closing, but subject to those conditions) set forth in Articles VI, VII and VIII hereof are fulfilled or waived (by the relevant party or parties), subject to applicable Laws (the "CLOSING DATE"), at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto.

         2.04 Effects of the Merger. At the Effective Time of the Merger:


              (a) the separate existence of Acquisition shall cease and Acquisition shall be merged with and into the Company, which shall be the Surviving Corporation;

              (b) the Certificate of Incorporation and By-Laws of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, until each shall thereafter be amended in accordance with each of their terms and as provided by Law;

              (c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Acquisition immediately prior to the Effective Time;

              (d) the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of the Company immediately prior the Effective Time;

              (e) the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and

              (f) the Surviving Corporation shall at all times after the Effective Time be responsible and liable for all liabilities and obligations of each of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation

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may be substituted in its place. Neither the rights of creditors nor Liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

         2.05 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any further action on the part of IPC, Acquisition, the Company or any holder of any Equity Securities of the Constituent Corporations:

              (a) Each Common Share owned by IPC or Acquisition immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

              (b) Except as provided in Section 2.05(a), each Common Share issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive an amount in cash equal to $0.25 (the "MERGER CONSIDERATION").

              (c) Each share of common stock, par value $0.001 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

              (d) All Common Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Company Stock Certificate shall thereafter cease to have any rights with respect to the Common Shares represented thereby, except the right to receive the Merger Consideration for such Common Shares upon the surrender of such Company Stock Certificate in accordance with this Section and Section 2.07 hereof. All Company Preferred Stock, and all securities convertible into or exercisable for any class of capital stock of the Company, by virtue of the Merger, shall cease to exist.

         2.06 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all Common Shares outstanding immediately prior to the Effective Time. No further transfer of any such Common Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Common Shares (a "COMPANY STOCK CERTIFICATE") is presented to the Exchange Agent or to the Surviving Corporation or IPC, such Company Stock Certificate shall be canceled, and shall be exchanged as provided in Section 2.07 hereof.

         2.07 Exchange of Certificates.

              (a) On the Closing Date, IPC shall deposit with the Exchange Agent cash sufficient to make payments pursuant to this Article II. The cash amount so deposited with the Exchange Agent, is referred to herein as the "EXCHANGE FUND."

              (b) Immediately after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to, as soon as reasonably practicable, and in no event later than two (2) business days following the Effective Time, mail to the record holders of Company Stock Certificates: (i) a letter of transmittal in customary form and containing such provisions as IPC may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration as contemplated by this Article II. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or IPC, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.07, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Article II. If any Company Stock Certificate shall have been lost, stolen or destroyed, the Surviving Corporation may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, IPC or the Surviving Corporation with respect to such Company Stock Certificate.

              (c) Any portion of the Exchange Fund that remains undistributed as of the date that is 180 days after the Effective Time shall be delivered to IPC upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this
Section 2.07 shall thereafter look only to IPC for satisfaction of their claims for the Merger Consideration.

              (d) Each of the Exchange Agent, IPC and the Surviving Corporation shall be entitled to deduct and withhold from any the Merger Consideration payable pursuant to this Merger Agreement to any holder or former holder of Common Shares such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Merger Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

              (e) Neither IPC nor the Surviving Corporation shall be liable to any holder or former holder of Common Shares or to any other Person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

               2.08 Stock Options. Immediately prior to the Effective Time, each Company Option, whether or not then exercisable or vested, shall become fully exercisable and vested. At the Effective Time (A) each Company Option which is then outstanding shall be cancelled and (B) in consideration of such cancellation, and except to the extent that IPC and the holder of any such Company Option otherwise agree, the Surviving Corporation shall pay to such holders of Company Options an amount in respect thereof equal to the product of
(x) the excess of the Merger

Consideration over the exercise price thereof, if any, and (y) the number of Common Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto); provided however that in no event shall the holder of a Company Option receive less than $.01 for each Common Share subject to such Company Option. In the event that any Company Warrant only provides for an aggregate exercise price, the per share exercise price shall be determined for the purpose of making the calculations under this Section 2.08.

         2.09 Further Action. If, at any time after the Effective Time, any further action is determined by IPC to be necessary or desirable to carry out the purposes of this Merger Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition and the Company, the officers and directors of the Surviving Corporation and IPC shall be fully authorized (in the name and on behalf of Acquisition, in the name and on behalf of the Company or otherwise) to take such action.

         2.10 Subsequent Action. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances and any other actions or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations as a result of, or in connection with, the Merger, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Merger Agreement.

III.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company hereby represents and warrants to IPC and Acquisition that, except as set forth in the Company Disclosure Letter:

         3.01 Due Organization; Subsidiaries; Etc. (a) The Company has no Subsidiaries, except for the corporations identified in Section 3.01 of the Company Disclosure Letter (which, together with the Company, constitute all of the Acquired Corporations). Neither the Company nor any of the other Acquired Corporations owns any capital stock or Equity Securities of, or any equity interest of any nature in, any other Person, except as identified in Section
3.01 of the Company Disclosure Letter. Except as disclosed in Section 3.01 of the Company Disclosure Letter, none of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person. Since January 1, 1998, none of the Acquired Corporations has, at any time, been a general partner of any general partnership, limited partnership or other Person.

              (b) Section 3.01 of the Company Disclosure Letter identifies each of the Acquired Corporations and the jurisdictions in which they were organized. Each of the Acquired Corporations that generate revenue is a corporation or limited liability company duly organized, validly existing and in good standing (in jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

              (c) Section 3.01 of the Company Disclosure Letter identifies each Acquired Corporation that is qualified to do business as a foreign corporation and the jurisdiction or jurisdictions in which each Acquired Corporation is so qualified. Each of the Acquired Corporations that generate revenue is qualified to do business as a foreign corporation, and is in good standing (in jurisdictions that recognize such concept), under the laws of all jurisdictions where the nature of its business requires such qualification, other than such failures to be so qualified as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

         3.02 Capitalization. (a) The authorized capital stock of the Company consists of (i) 50,000,000 Common Shares, of which 34,172,847 are issued and outstanding as of the date hereof, and (ii) 11,160,708 shares of Company Preferred Stock, none of which are issued and outstanding as of the date hereof. All of the outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued in conformity with applicable Laws.

              (b) On the date hereof, 1,819,330.50 shares of Common Shares were issuable upon the exercise of options granted under employee stock option plans, as director options, or as warrants, as disclosed in Section 3.02(b) to the Company Disclosure Letter (collectively, the "COMPANY OPTIONS"). Except for the outstanding Common Shares and the Company Options, there are no outstanding Equity Securities, or other obligations to issue or grant any rights to acquire any Equity Securities, of the Company, or any Contracts to restructure or recapitalize the Company. Except in connection with the Company Options, there are no outstanding Contracts of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. All outstanding Equity Securities of each of the Acquired Corporations have been duly authorized and validly issued in conformity with applicable laws. The Company owns (directly or indirectly) all issued and outstanding Equity Securities of each other Acquired Corporation.

         3.03 Authorization. The Company has full corporate power and authority to execute, deliver and perform this Merger Agreement and the Certificate of Merger, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Merger Agreement, the Certificate of Merger and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company (other than the Required Company Stockholder Vote and the filing of the Certificate of Merger) are necessary to authorize this Merger Agreement, the Certificate of Merger and any such related documents or agreements or to consummate the transactions contemplated hereby. This Merger Agreement has been duly and validly executed and delivered by the Company and the Certificate of Merger, when executed at the Closing, will be duly and validly executed and delivered by the Company. This Merger Agreement, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, and the Certificate of Merger, when executed by the Company at the Closing, assuming the due authorization, execution and delivery by each of the other parties hereto, will be legal, valid and binding agreements of the Company, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

         3.04 Reports. Except as disclosed in Section 3.04 of the Company Disclosure Letter, all Company SEC Documents were filed as and when required by the Exchange Act or the Securities Act, as applicable. All documents required to be filed as exhibits to the Company SEC Documents have been so filed. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and none of the Company SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document. The financial statements of the Acquired Corporations, including the notes thereto, included in the Company SEC Documents (the "COMPANY FINANCIAL STATEMENTS"), complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Company Financial Statements fairly present, in all material respects, the consolidated financial condition, operating results and cash flows of the Acquired Corporations at the dates and during the periods indicated therein in accordance with GAAP consistently applied as of their respective dates (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and abbreviated footnote disclosures). Since July 1, 2001, there has been no material change in the Company's accounting policies except as described in the notes to the Company Financial Statements. Except as disclosed in Section 3.04 of the Company Disclosure Letter, at all times since January 1, 1999 the Company has (i) filed as and when due all documents required to be filed with the AMEX, and (ii) otherwise timely performed all of the Company's obligations pursuant to the rules and regulations of the AMEX.

         3.05 No Undisclosed Liabilities. Except (i) in connection with the matters disclosed in Section 3.09 of the Company Disclosure Letter and (ii) as disclosed in Section 3.05 of the Company Disclosure Letter, the Acquired Corporations do not have any obligation or liability of any nature (matured or unmatured, fixed or contingent) other than those (i) set forth or adequately provided for in the balance sheet of the Company as at March 31, 2002, (ii) not required to be set forth on such balance sheet under GAAP, (iii) incurred in the ordinary course of business since March 31, 2002, and consistent with past practice (iv) disclosed in the Company SEC Documents, or (v) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         3.06 Compliance with Law; Governmental Authorizations. (a) Except as disclosed in Section 3.06 of the Company Disclosure Letter, each of the Acquired Corporations has complied in all material respects with, is not in violation of, and has not received notices of violation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business, except for instances of possible noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

              (b) Except as disclosed in Section 3.06 of the Company Disclosure Letter, each of the Acquired Corporations has obtained all licenses, permits, certificates, consents and approvals from Governmental Authorities (the "LICENSES") that are necessary for its business and operations as currently conducted except where the failure to obtain such Licenses would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No written notice of any material violation has been received by any Acquired Corporation in respect of any such License. Except as disclosed Section 3.06 of the Company Disclosure letter, the consummation of the transactions contemplated hereunder and the operation of the business of the Acquired Corporations by the Surviving Corporation in the manner in which it is currently operated will not require the transfer of any such License that may not be transferred to the Surviving Corporation without the Consent of any Governmental Authority or other Person, except where the failure to transfer such license or obtain such Consent, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

              (c) This Section 3.06 does not apply to environmental matters, including without limitation compliance with Environmental Matters, which are addressed exclusively in Section 3.14 of this Merger Agreement.

         3.07 No Conflicts. (a) Except as disclosed in Section 3.07(a) of the Company Disclosure Letter, no filing or registration with, or permit, authorization, Consent or approval of, or notification or disclosure to, any Governmental Authority is required by the Company in connection with the execution and delivery of this Merger Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, except (i) in connection with the provisions of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder and the rules and regulations of the AMEX,
(ii) the filing of appropriate merger documents as required by the DGCL (including the Certificate of Merger), and (iii) where the failure to obtain such Consent or approval or to provide such notice or disclosure, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

              (b) Except as disclosed in Section 3.07(b) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Merger Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (i) violate any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws or other organizational documents of the Company, (ii) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of any Acquired Corporation under, any Material Contract to which any Acquired Corporation is a party or by which any of its property or assets is bound, or to which any of the property or assets of any Acquired Corporation is subject, except for Contracts the other party to which has consented to or received notice of the execution and delivery of this Merger Agreement or the consummation of the Merger (as appropriate under the terms of such Contract),
(iii) violate any Law applicable to any Acquired Corporation or (iv) violate or result in the revocation or suspension of any License; except, with respect to items (iii) and (iv), for such violations which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect..

         3.08 Contracts. (a) Except as attached as an exhibit to the Company SEC Documents or disclosed in Section 3.08(a) of the Company Disclosure Letter, the Company is not a party to:

         (i) any Contract that is executory in whole or in part and involves performance of services or delivery of goods or materials by the Company or any other Acquired Corporation of an amount or value in excess of $100,000;

         (ii) any Contract that is executory in whole or in part and was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company or any other Acquired Corporation in excess of $100,000;

         (iii) any lease (other than a Residential Lease), rental or occupancy agreement, license agreement, installment and conditional sale agreement, and any other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property of any Acquired Corporation (except personal property leases and installment sales agreements entered into in the ordinary course of business and other agreements having a value per item or annual payments of less than $100,000);

         (iv) any material licensing agreement or any other material Contract with respect to patents, trademarks, copyrights or other Intellectual Property, except as contained in or ancillary to any lease or loan agreements disclosed or not required to be disclosed herein;

         (v) any collective bargaining agreement and any other Contract to or with any labor union or other employee representative of a group of employees of any Acquired Corporation;

         (vi) any joint venture, partnership and any other Contract (however named) involving a sharing of profits, losses, costs or liabilities by an Acquired Corporation with any other Person;

         (vii) any Contract containing covenants that in any way purport to materially restrict the business activity of an Acquired Corporation or limit the freedom of an Acquired Corporation to engage in any line of business or to compete with any Person, except as contained in or ancillary to any lease or loan agreement disclosed or not required to be disclosed herein;

         (viii) any power of attorney that is currently effective and outstanding granted by and relating to an Acquired Corporation, except as contained in or ancillary to any lease or loan agreement disclosed or not required to be disclosed herein;

         (ix) each Contract that is executory in whole or in part and involves capital expenditures by an Acquired Corporation in excess of $100,000, except as contained in or ancillary to any lease or loan agreement disclosed or not required to be disclosed herein;

         (x) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by an Acquired Corporation other than in the ordinary course of business; and

         (xi) any Contract with any executive officer or director of an Acquired Corporation.

              (b) Each Material Contract is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance and other Laws affecting the enforcement of creditors' rights generally or by general principles of equity.

              (c) Except as disclosed in Section 3.08 of the Company Disclosure Letter, each Acquired Corporation has fulfilled all obligations required pursuant to each Material Contract to have been performed by it, except where the failure to perform such obligations, either individually or in the aggregate, has not and could not reasonably be expected to have a Material Adverse Effect.

              (d) Except as disclosed in Section 3.08 of the Company Disclosure Letter, no Acquired Corporation has received any written notice of default under any Material Contract, no default (beyond any applicable grace or cure period) has occurred under any Material Contract on the part of an Acquired Corporation or, to the Company's knowledge, on the part of any other party thereto, nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any default on the part of an Acquired Corporation under any Material Contract nor, to the Company's knowledge, has any event occurred which with the giving of notice or lapse of time, or both, would constitute any default on the part of any other party to any Material Contract.

              (e) Except as disclosed in Section 3.07(b) to the Company Disclosure Letter, no Consent or approval of or notice to any party to any of the Material Contracts is required for the execution, delivery or performance of this Merger Agreement or the consummation of the Merger or the other transactions contemplated hereby to which the Company is a party, except where the failure to obtain such Consent or approval or to deliver such notice would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (f) To the knowledge of the Company, no officer, director, agent or employee of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent or employee to (i) engage in or continue any conduct, activity or practice relating to the business of an Acquired Corporation, or (ii) assign to the Company or any other Acquired Corporation or to any other Person any rights to any invention, improvement or discovery, except as contained in or ancillary to any lease or loan agreement disclosed or not required to be disclosed herein.

         3.09 Litigation. Except as disclosed in Section 3.09 of the Company Disclosure Letter, there are no actions, suits or legal, administrative, arbitration or other Legal Proceedings or governmental investigations pending or, to the Company's knowledge, Threatened against the Company or any other Acquired Corporation before or by any Governmental Authority in excess of $100,000 and not covered by insurance, except for such as would not individually or in the aggregate either impair the Company's or any other Acquired Corporation's ability to consummate the Merger or have or reasonably be expected to have a Material Adverse Effect on the Company. No Acquired Corporation is a party to or subject to any judgment, order, writ, injunction, decree or award of any Governmental Authority, except for those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         3.10 Taxes. Except as set forth in Section 3.10 to the Company Disclosure Letter, the Company and each of the other Acquired Corporations has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by the Company and/or any of the other Acquired Corporations, either separately or as part of an affiliated group of corporations, pursuant to the Laws of any Governmental Authority with taxing power over any Acquired Corporation or its assets and business, except to the extent that the failure to do so, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect. All Tax Returns filed by any of the Acquired Corporations were true, correct and complete in all material respects when filed. The Company and each of the other Acquired Corporations has paid all Taxes that have become due by it pursuant to those Tax Returns, or otherwise, or pursuant to any assessment received by any of the Acquired Corporations, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in the Company Financial Statements. The Company has made available to IPC complete copies of all Tax Returns that any of the Acquired Corporations has filed for the past three years. All Taxes that the Company or any of the Acquired Corporations is, or was, required by Law to withhold and collect have been duly withheld and collected and, to the extent required, have been paid to the appropriate Governmental Authority, except to the extent that the failure to do so, individually or in the aggregate, has not resulted or would not reasonably be expected to result in a Material Adverse Effect. There is no agreement, plan, arrangement or other contract covering any employee or independent contractor of the Company or any of the other Acquired Corporations that could give rise to the payment of any material amount that could not be deductible by the Company or any of the other Acquired Corporations or IPC pursuant to Section 280G or Section 162(m) of the Code. The charges, accruals and reserves with respect to Taxes on the Company Financial Statements with respect to each of the Acquired Corporations (excluding any provision for deferred income taxes established to reflect timing differences between book and tax income) for all tax periods (or portions thereof) ending on or before the Closing Date (including any period for which no Tax Return has yet been filed) are adequate for GAAP purposes.

         3.11 Absence of Certain Changes. Except as disclosed in the Company SEC Documents and in Section 3.11 of the Company Disclosure Letter, since March 31, 2002, the Acquired Corporations have conducted their business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to the Company, other than any change, event or development resulting from general economic conditions or affecting, in general, persons engaged in the business of designing, developing, operating or managing assisted living facilities or skilled nursing facilities; (ii) any acquisition, sale or transfer of any material asset of the Acquired Corporations other than in the ordinary course of business and consistent with past practice; (iii) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock; (v) any material Contract entered into by any Acquired Corporation, other than in the ordinary course of business, or any material amendment or termination of, or default under, any material Contract to which any Acquired Corporation is a party or by which any of them is bound; or
(vi) any agreement by any Acquired Corporation to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with IPC and its Representatives regarding the transactions contemplated by this Merger Agreement).

         3.12 Employee Benefit Plans. (a) Section 3.12 of the Company Disclosure Schedule sets forth all of the Company's employee benefits plans (the "BENEFIT PLANS"). None of the Benefit Plans is, and the Company (or any of its ERISA Affiliates) has not during the past five years maintained or had an obligation to contribute to, or incurred any other obligation with respect to (i) a defined benefit pension plan that is subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), (iii) a multiple employer plan, as defined in ERISA or the Code, or (iv) a funded welfare benefit plan, as defined in Section 419 of the Code.

                  (b) Except as set forth in Section 3.12 of the Company Disclosure Letter, with respect to each Benefit Plan, the Company has heretofore delivered or caused to be delivered or made available to IPC true, correct and complete copies of (i) all documents which comprise the most current version of each such Benefit Plan, (ii) the most recent Annual Report (Form 5500) and accompanying schedules for each of the Benefit Plans for which such a report is required, and (iii) for each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, the most current summary plan description issued with respect to such Plan. Since the date of the documents delivered, to the best of the Company's knowledge there has not been any material change in the assets or liabilities of any of the Benefit Plans or any change in their terms and operations which could reasonably be expected to affect or alter the tax status or materially affect the cost of maintaining such Plan, other than any change that would not have a Material Adverse Effect on the

Company, and none of the Benefit Plans has been or will be amended prior to the Closing Date, other than as required by Law, regulation or tax qualification requirement.

                  (c) Except as set forth in Section 3.12 of the Company Disclosure Letter, with respect to each Benefit Plan, to the best of the Company's knowledge, the Company or the relevant ERISA Affiliate thereof has performed and complied in all material respects with all of its obligations under and with respect to the Benefit Plans and each of the Benefit Plans has, at all times, in form, operation and administration complied in all material respects with its terms, and, where applicable, the requirements of the Code, ERISA and all other applicable Laws. Except as set forth in Section 3.12 of the Company Disclosure Letter, with respect to each Benefit Plan, each Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified.

                  (d) There are no material unpaid contributions due prior to the date hereof with respect to any Benefit Plan that are required to have been made under its terms and provisions or any related insurance contract.

                  (e) To the best of the Company's knowledge all group health plans covering employees of the Company have been operated in material compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA ("COBRA"), the provisions of law enacted by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and any similar state Law.

                  (f) Neither the Company nor any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in
Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan which could have a Material Adverse Effect, nor have there been any fiduciary violations under ERISA which could subject the Company, any ERISA Affiliate thereof (or any officer, director or employee thereof) to any material penalty or Tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.

                  (g) Except as set forth in Section 3.12 of the Company Disclosure Letter, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the IRS, the PBGC, the United States Department of Labor or any other governmental body, (ii) there is no action, suit or claim pending or, to the Company's knowledge, Threatened, other than routine claims for benefits and (iii) there are no outstanding material liabilities for Taxes, penalties or fees.

                  (h) Except as set forth in Section 3.12 of the Company Disclosure Letter, neither the execution and delivery of this Merger Agreement nor the consummation of any or all of the contemplated transactions will: (i) entitle any current or former employee of the Company or any ERISA Affiliate thereof to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code.

         3.13 Intellectual Property. (a) The Company owns or has the right to use each item of Intellectual Property used in its business as presently conducted, except for failures to own or have the rights to Intellectual Property that, individually or in the aggregate have not resulted and would not reasonably be expected to result in a Material Adverse Effect.

         (b) Section 3.13(b) of the Company Disclosure Letter identifies all patents, registered copyrights, registered service marks, registered trademarks, registered trade names and registrations and applications therefor which are owned by the Company and each of the other Acquired Corporations. Except as disclosed in Section 3.13(b) of the Company Disclosure Letter, there are no licenses, sublicenses or other agreements to which the Company or any of the other Acquired Corporations is a party relating to the use by third parties of any material Intellectual Property of the Company or any of the other Acquired Corporations.

         (c) Except as disclosed in Section 3.13(c) of the Company Disclosure Letter, neither the Company nor any of the other Acquired Corporations has instituted any action, suit or proceeding in which an act constituting an infringement of any Intellectual Property was alleged to have been committed by a third party. To the knowledge of the Company, no use of the Intellectual Property by the Company or any of the other Acquired Corporations, currently or in the past three (3) years, has or does violate or infringe upon the rights of any other party or constitute a breach of any material agreement, obligation or promise by which the Company or any of the other Acquired Corporations may be bound or constitute a material violation of any Laws, regulations, ordinances, codes or statutes in any jurisdiction to which the Company, the other Acquired Corporations or their property is subject.

         (d) Except as disclosed in Section 3.13(d) of the Company Disclosure Letter, (i) neither the Company nor any of the other Acquired Corporations has an obligation to grant licenses with respect to any material Intellectual Property and (ii) neither the Company nor any of the other Acquired Corporations has received any notice, claim or allegation from any other party challenging the right of the Company or any of the other Acquired Corporations to make use, possess, transfer, convey or otherwise dispose of any material Intellectual Property.

         3.14 Environmental Matters. Except as disclosed in those certain Phase I Site Assessment Reports listed in, or as otherwise disclosed in, Section 3.14(a) of the Company Disclosure Letter:

                  (a) the Acquired Corporations' ownership and operation of their business is in material compliance with all Environmental Laws. The Acquired Corporations have obtained all material approvals necessary or required under all applicable Environmental Laws for the ownership and operation of their business as currently conducted, all such approvals are in effect, the Acquired Corporations have not received written notice of any action to revoke or modify any of such approvals, and, to the Company's knowledge the ownership and operation of the Acquired Corporations' business is in material compliance with all terms and conditions thereof. The Acquired Corporations have not received any written notice of any pending or Threatened claim or investigation by any Governmental Authority or any other Person concerning potential liability of any of the Acquired Corporations under Environmental Laws in connection with the ownership or operation of its business. To the Company's knowledge, there has not been a Release of any Hazardous Substance by any Acquired Corporation, other than in material compliance with Environmental Laws, nor by any other Person at, upon, in, from or under any premises owned or occupied by an Acquired Corporation or upon which its assets are located. No Acquired Corporation's real properties (whether owned or leased) is currently, and, to the Company's knowledge, no such real property has been, used as a treatment, storage or disposal facility for Hazardous Substances; and to the knowledge of the Company no Hazardous Substances are present on any such real property, except in such quantities as are handled in material compliance with all applicable manufacturer's instructions and in material compliance with all applicable Environmental Laws and as are used in the operation of the Acquired Corporations' business.

                  (b) The Company has provided or made available to IPC or its representatives all environmental assessments, investigations, studies, reviews and audits in an Acquired Corporation's possession with respect to an Acquired Corporation's real property (whether owned or leased) and any real property previously owned or occupied by an Acquired Corporation.

                  (c) No Acquired Corporation has received any written notice, or to the Company's knowledge otherwise obtained knowledge, of the existence of any circumstances or conditions that have a reasonable likelihood of resulting in any damages for which the Company could be liable arising pursuant to any Environmental Law.

                  (d) To the Company's knowledge, no Acquired Corporation has material liability with respect to any Hazardous Substance which it has transported or arranged for the transportation of to premises not owned or operated by an Acquired Corporation.

         3.15 Labor Relations. The Acquired Corporations are conducting their businesses in material compliance with all applicable Laws relating to employment or labor, including, without limitation, those Laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation and equal employment opportunity, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No union or other collective bargaining unit has been certified as representing any of the employees of any Acquired Corporation, nor has any Acquired Corporation agreed to recognize any union or other collective bargaining unit. The Company is not a party to a collective bargaining agreement. There are no labor disputes pending or, to the Company's knowledge, Threatened involving strikes, work stoppages, slowdowns or lockouts. There are no grievance proceedings or claims of unfair labor practices filed or, to the Company's knowledge, Threatened to be filed with the National Labor Relations Board against any Acquired Corporation. There is no union representation or organizing effort pending or, to the Company's knowledge, Threatened against any Acquired Corporation.

         3.16 Brokers and Finders. No broker, finder, agent or similar intermediary has acted on the Company's behalf in connection with this Merger Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any Contract with the Company or any action taken by the Company, other than fees due to the Financial Advisor.

         3.17 Board Recommendation.

                  (a) The Special Committee has, by a unanimous vote of its members at a meeting of such Special Committee duly held on May 15, 2002 (the "APPROVAL DATE"), approved and adopted this Merger Agreement, the Merger and the other transactions contemplated hereby, and resolved to recommend that the Company Board recommend that the holders of Common Shares approve and adopt this Merger Agreement, the Merger and the other transactions contemplated hereby.

                  (b) The Board of Directors of the Company has, by a unanimous vote of directors present at a meeting of such Board or Directors duly held on the Approval Date, approved and adopted this Merger Agreement, the Merger and the other transactions contemplated hereby, and resolved to recommend that the holders of Common Shares approve and adopt this Merger Agreement, the Merger and the other transactions contemplated hereby.

         3.18 Fairness Opinion. The Special Committee has received the oral opinion of the Financial Advisor (to be confirmed in writing) to the effect that on the Approval Date, the Merger Consideration was fair from a financial point of view to the stockholders of the Company.

IV.      REPRESENTATIONS AND WARRANTIES OF IPC AND ACQUISITION.

         IPC and Acquisition, jointly and severally, hereby represent and warrant to the Company that, except as disclosed in a specific subsection of the IPC Disclosure Letter:

         4.01 Organization, Good Standing and Qualification. (a) Each of IPC and Acquisition is a corporation duly organized, validly existing and in good standing (in jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation, and is qualified or licensed as a foreign corporation to do business in each other jurisdiction where the failure to so qualify would have a Material Adverse Effect upon its business or operations. Each of IPC and Acquisition has all requisite corporate power to own, operate and lease its assets and to carry on its business as now being conducted.

         4.02 Corporate Authority; Approval

                  (a) Each of IPC and Acquisition has full corporate power and authority to execute, deliver and perform this Merger Agreement and, in the case of Acquisition, the Certificate of Merger, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Merger Agreement, the Certificate of Merger and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of IPC and Acquisition and by IPC as the sole stockholder of Acquisition, and, except for the approval by the stockholders of IPC of the Merger Agreement, no other corporate proceedings on the part of IPC or

Acquisition are necessary to authorize this Merger Agreement, the Certificate of Merger and any related documents or agreements or to consummate the transactions contemplated hereby. This Merger Agreement has been duly and validly executed and delivered by IPC and Acquisition, and the Certificate of Merger, when executed at the Closing, will be duly and validly executed and delivered by Acquisition. This Merger Agreement, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding agreement of both IPC and Acquisition, enforceable in accordance with its terms, and the Certificate of Merger, when executed by IPC and Acquisition at the Closing, assuming the due authorization, execution and delivery by each other party hereto, will be legal, valid and binding agreements of Acquisition, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                  (b) Acquisition is a newly formed wholly-owned first tier Subsidiary of IPC and has conducted and will conduct no business or activity and has not incurred and will not incur any liability or obligation, other than hereunder or in accordance with the Merger.

         4.03 No Conflicts.

                  (a) No filing or registration with, or permit, authorization, Consent or approval of, or notification or disclosure to, any Governmental Authority is required by either of IPC or Acquisition in connection with the execution and delivery of this Merger Agreement or the consummation by IPC and Acquisition of the Merger and the other transactions contemplated hereby, except
(i) the filing of appropriate Merger documents as required by the DGCL (including the Certificate of Merger) and (ii) where the failure to obtain such Consent or approval or to provide such notice or disclosure, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

                  (b) The execution, delivery and performance by IPC and Acquisition of this Merger Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws or other organizational documents of either of IPC or Acquisition, (ii) violate or be in conflict with any Contract or other obligation or (iii) violate any Law applicable to IPC or Acquisition, except such violations, which individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

         4.04 Financing. IPC has available, and will have available as of the time of acceptance for payment and purchase of the Common Shares pursuant to the Merger, and will timely provide Acquisition with, all funds necessary to pay for all Common Shares that Acquisition becomes obligated to accept for payment and pay for pursuant to the Merger and to consummate the Merger and the transactions contemplated by this Agreement.

         4.05 Board Recommendation.

                  (a) The Board of Directors of IPC has, by a unanimous vote at a meeting of such Board of Directors duly held on May 15, 2002, approved and adopted this Merger Agreement, the Merger and the other transactions contemplated hereby.

                  (b) The Board of Directors of Acquisition has, by a unanimous vote at a meeting of such Board of Directors duly held on May 15, 2002, approved and adopted this Merger Agreement, the Merger and the other transactions contemplated hereby.

         4.06 Stockholder Consent. IPC, in its capacity as the sole stockholder of Acquisition, has, by unanimous written consent dated May 15, 2002, approved and adopted this Merger Agreement, the Merger and the other transactions contemplated hereby.

V.       COVENANTS.

         5.01 Access. Between the date hereof and the Closing Date, the Company shall, and shall cause each of the other Acquired Corporations to, provide IPC, Acquisition and each of their authorized Representatives with access at reasonable times upon prior notice to the properties, books, records, Tax Returns, Contracts, information, documents and personnel of the Acquired Corporations as they relate to the Acquired Corporations' business as IPC or Acquisition may reasonably request for the purpose of making such investigation of the business, properties, financial condition and results of operations of the Acquired Corporations' business as IPC or Acquisition may deem appropriate or necessary. Notwithstanding anything to the contrary herein, if any Acquired Corporation is prohibited from disclosing Confidential Information to another party by this Agreement or by Law or by preexisting confidentiality obligations, then such party shall inform the other party of such prohibition and the parties shall work together to resolve any related due diligence matters without violating such Laws or confidentiality obligations, including using reasonable best efforts to obtain third party consents to such disclosure, if appropriate. Any information obtained by IPC and Acquisition under this Section 5.01 relating to the Company or any of the other Acquired Corporations shall be subject to the requirements of Section 5.02.

         5.02 Confidentiality. From the date hereof until the Effective Time, IPC and Acquisition shall keep secret and retain in strictest confidence, and shall not, without the express written consent of the Company, directly or indirectly disclose, disseminate, publish, reproduce, retain, use (for the benefit of IPC and Acquisition or for the benefit of others), or otherwise make available in any manner whatsoever, any Confidential Information regarding the Company or any of the other Acquired Corporations, except to those Representatives of IPC who have a need to know such information in connection with the consummation of the transactions contemplated by this Merger Agreement, and only if each such Representative is informed by IPC of the confidential nature of such information and of the confidentiality undertakings of IPC contained herein; provided, however, that should this Merger Agreement be terminated pursuant to any of the provisions of Article IX hereto, the provisions of this Section 5.02 shall survive such termination and IPC and Acquisition shall be obligated to keep secret and retain in strictest confidence all Confidential Information regarding the Company until the earlier of (i) the second anniversary of the date of termination, (ii) public disclosure of such information by a party other than IPC or Acquisition and (iii) the receipt by IPC or Acquisition of the express written consent of the Company to the disclosure of such information. IPC shall be responsible for any breach of the confidentiality provisions of this Section 5.02 of this Merger Agreement by its Representatives.

         5.03 Conduct of the Business of the Company Pending the Closing Date. Except as otherwise expressly permitted by this Merger Agreement or as disclosed on Section 5.03 of the Company Disclosure Letter, between the date hereof and the Closing Date, the Company shall not, and shall cause the other Acquired Corporations not to, without the prior consent of IPC, which consent shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in Section 3.11 of this Merger Agreement is reasonably likely to occur. Without limiting the foregoing, except as expressly contemplated by this Merger Agreement, the Company shall not do, cause or permit any of the following without the prior written consent of IPC (which consent will not be unreasonably withheld or delayed):

                  (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

                  (b) Changes in Capital Stock. Split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with currently effective agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries, or sell or otherwise issue any shares of its capital stock or securities exercisable or exchangeable for or convertible into shares of its capital stock, other than in accordance with or pursuant to existing option plans or upon the exercise or conversion of Company Options outstanding as of the date of this Merger Agreement or other convertible or exchangeable securities outstanding as of the date of this Merger Agreement.

                  (c) Changes to Stock Option Plans. Cause or permit any amendments to the Company's 1996 Stock Incentive Plan.

         5.04 Conduct of Business of the Company. During the period from the date of this Merger Agreement and continuing until the earlier of the termination of this Merger Agreement or the Effective Time, the Company agrees (except to the extent expressly contemplated by this Merger Agreement or as consented to in writing by IPC, where required) to, and to cause each of the other Acquired Corporations to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject (i) to available cash flow, (ii) to good faith disputes over such debts or Taxes and (iii) in the case of Taxes of the Acquired Corporations, to IPC's consent (which consent will not be unreasonably withheld or delayed) to the filing of material Tax Returns if applicable), to pay or perform other obligations in accordance with past practices, and to use commercially reasonable efforts consistent with past practice and policies to
(x) preserve intact its present business organization, (y) keep available the services of its present officers and key employees and agents and (z) preserve its relationships and good will with customers, suppliers, distributors, licensors, licensees, landlords, creditors, employees, agents and others having business dealings with it. The Company shall confer with its Board of Directors concerning operational matters of the Acquired Corporations of a material nature and otherwise report periodically to IPC concerning the status of the Acquired Corporations' business, operations and finances.

         5.05 Consents. The Company shall use its commercially reasonable efforts to obtain, prior to the Effective Time, all licenses, permits, Consents, approvals, authorizations, qualifications and orders of Governmental Authorities, parties to the Material Contracts and any other Persons as are necessary for consummation of the transactions contemplated by this Merger Agreement and for the Surviving Corporation to enjoy all rights under such Material Contracts after the consummation of the transactions contemplated by this Merger Agreement.

         5.06 Stock Exchange De-listing. The Surviving Corporation shall use its best efforts to cause the Common Shares to be de-listed from the AMEX and de-registered under the Exchange Act as soon as practicable following the Effective Time.

         5.07 Employee Benefits. The Surviving Corporation will honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus agreements and arrangements to which the Company is a party. All employees of the Company and its Subsidiaries who continue employment with IPC, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("CONTINUING EMPLOYEES") shall be eligible to continue to participate in the Surviving Corporation's health, vacation and other non-equity based employee benefit plans; provided, however, that nothing in this Section 5.07 or elsewhere in this Merger Agreement shall limit the right of the Surviving Corporation to amend or terminate any such health, vacation or other employee benefit plan at any time after the Effective Time. Nothing in this Section 5.07 or elsewhere in this Merger Agreement shall be construed to create a right in any employee to employment with the Surviving Corporation or any other Subsidiary of IPC and, subject to any other binding agreement between an employee and the Surviving Corporation or any other Subsidiary of IPC, the employment of each Continuing Employee shall be "at will" employment.

         5.08 Indemnification of Officers and Directors.

                  (a) All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Merger Agreement (the "INDEMNIFIED PERSONS") for acts and omissions occurring prior to the Effective Time, as provided in the Company's By-Laws (as in effect as of the date of this Merger Agreement), shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent permitted by Delaware law for a period of six years from the Effective Time, provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. IPC also agrees that the Surviving Corporation shall indemnify all Indemnified Persons to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' service as officers, directors, employees or agents of the Company or any of the other Acquired Corporations, or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise, on behalf of the Company or any of the other Acquired Corporations, occurring prior to the Effective Time, including the transactions contemplated by this Merger Agreement. Without limiting the foregoing, in the event any such Indemnified Person is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Merger Agreement, occurring prior to, and including, the Effective Time, the Surviving Corporation will pay as incurred such Indemnified Person's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

                  (b) Subject to Section 5.08(c) below, IPC agrees that from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six (6) years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

                  (c) In lieu of its obligations under Section 5.08(b) above, IPC may provide, prior to Closing, a guarantee of the Surviving Corporation's obligations under Section 5.08(a) above in form and substance reasonably satisfactory to the Company and the Special Committee.

          5.09 Compliance with Laws. The Company and the Surviving Corporation shall comply in a timely fashion with the material requirements of all Laws triggered by the consummation of the transactions contemplated by this Agreement, including Environmental laws.

         5.10 Tax Matters. Between the date hereof and the Closing Date, the Company shall file or cause to be filed on a timely basis all Tax Returns that are required to be filed by it or by any of the other Acquired Corporations, either separately or as part of an affiliated group of corporations, pursuant to the Laws of each Governmental Authority with taxing power over it or any of the other Acquired Corporations or any of the Acquired Corporations' assets and businesses. Each of such Tax Returns will be true, correct and complete in all material respects when filed. Unless required by law, neither the Company nor any other Acquired Corporation shall make any election or file any amended Tax Return reflecting any position that could result in a material adverse Tax consequence to IPC, Acquisition or the Company or any other Acquired Corporation for any period beginning on or after the Effective Time. All transfer, documentary, gross receipts, sales, use and property gains Taxes, and liabilities similar in nature, imposed or payable on the sale or transfer of the Acquired Corporations' business pursuant to this Merger Agreement or the consummation of any of the transactions contemplated hereby shall be paid by the Surviving Corporation. The Company shall timely file all required transfer Tax Returns and/or notices of the transfer of the Acquired Corporations' business with the appropriate Governmental Authority.

         5.11 Notice of Breach; Disclosure. Each party shall promptly notify the other of (i) any event, condition or circumstance of which such party becomes aware after the date hereof and prior to the Closing Date that, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article VI, VII or VIII hereof, as the case may be or (ii) any event, occurrence, transaction, or other item of which such party becomes aware which would have been required to have been disclosed on any Schedule or statement delivered hereunder had such event, occurrence, transaction or item existed as of the date hereof. The disclosure of any matter as provided in this Section shall not affect the right of any party to terminate this Merger Agreement under
Section 9.01(e) or 9.01(f) on the basis thereof.

         5.12 Closing Liabilities. Following the Closing, the Surviving Corporation will be responsible and liable for all accounts payable and other expenses and for all other liabilities and obligations of each of the Constituent Corporations which arise in the ordinary course of business prior to the Effective Time.

         5.13 No Solicitation. (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly, to,
(i) solicit, initiate, encourage, induce or knowingly facilitate the making, submission or announcement of any Company Acquisition Proposal, (ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to a Company Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction; provided, however, that prior to the adoption of this Merger Agreement by the Required Company Stockholder Vote, this Section 5.13(a) shall not prohibit the Company from engaging in discussions and taking such other actions as may be reasonably required for the purpose of becoming informed with respect to an unsolicited written Company Acquisition Proposal that is submitted to the Company (and not withdrawn) if the Board of Directors of the Company reasonably determines in good faith after due consideration that such Company Acquisition Proposal would reasonably be likely to result in a Superior Company Proposal and (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 5.13, (2) the Board of Directors of the Company concludes in good faith that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable Law, after having taken into account, among other relevant considerations, the advice of its outside legal counsel, (3) at least five (5) business days prior to furnishing any nonpublic information to such Person, the Company gives IPC written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing "standstill" provisions no less favorable to the Company than the "standstill" provisions contained in that certain letter dated March 18, 2002 from IPC to the Company and (4) at least five (5) business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to IPC (to the extent such nonpublic information has not been previously furnished by the Company to IPC). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 5.13 by the Company.

                  (b) The Company shall promptly (and in no event later than 24 hours after receipt of any Company Acquisition Proposal, or any request for nonpublic information that could reasonably lead to a Company Acquisition Proposal) advise IPC orally and in writing of any Company Acquisition Proposal, or any request for nonpublic information relating to any of the Acquired Corporations that could reasonably lead to a Company Acquisition Proposal (including the identity of the Person making or submitting such Company Acquisition Proposal or request, and the terms thereof) that is made or submitted by any Person after the date of this Merger Agreement. The Company shall inform IPC with respect to the material terms and the status of any Company Acquisition Proposal.

                  (c) On the date hereof, the Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Company Acquisition Proposal or Company Acquisition Transaction.

                  (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Corporations is a party, and will use commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of IPC. The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Merger Agreement, a confidentiality agreement in connection with its consideration of a possible Company Acquisition Transaction or equity investment, to return all Confidential Information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

         5.14 Additional Agreements. Subject to Section 5.13, the Company, IPC and Acquisition shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Merger Agreement, as promptly as practicable following the execution and delivery of this Merger Agreement. Without limiting the generality of the foregoing, but subject to Section 5.05, the Company, IPC and Acquisition shall (i) make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Merger Agreement, (ii) use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Merger Agreement, and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The receiving party shall promptly deliver to the other parties a copy of such notice given and each such Consent obtained following the date hereof.

         5.15 Disclosure. IPC and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Merger Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Representatives to, make any public disclosure regarding the Merger or any of the other transactions contemplated by this Merger Agreement unless (a) IPC shall have approved such disclosure or (b) the Company shall have been advised by its outside legal counsel that such disclosure is required by applicable Law or is required under a regulation of AMEX.

         5.16 Proxy Statement. As promptly as practicable after the date of this Merger Agreement, and in any event, within twenty-five days thereafter, the Company shall prepare and cause to be filed with the SEC the Proxy Statement and the Company shall use all reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable after the final version of the Proxy Statement is filed with the SEC. The Company shall promptly furnish to IPC all information concerning the Acquired Corporations and the Company's stockholders that may be required or reasonably requested by IPC in connection with any action contemplated by this Section 5.16. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any material information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform IPC thereof and shall promptly mail such amendment or supplement to the stockholders of the Company.

         5.17 Company Stockholders' Meeting. (a) The Company shall take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the holders of Common Shares to vote on a proposal to adopt this Merger Agreement (the "COMPANY STOCKHOLDERS' MEETING"). The Company Stockholders' Meeting shall be held (on a date agreed to by IPC and the Company) as promptly as practicable, subject to compliance with federal securities laws, after the final version of the Proxy Statement is filed with the SEC. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Laws.

                  (b) Subject to Section 5.17(c): (i) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company unanimously recommends that the Company's stockholders vote to adopt this Merger Agreement at the Company Stockholders' Meeting (such unanimous recommendation of the Company's Board of Directors that the Company's stockholders vote to adopt this Merger Agreement being referred to as the "COMPANY BOARD RECOMMENDATION"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner opposing the transaction with IPC, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner opposing the transaction with IPC shall be adopted or proposed.

                  (c) Notwithstanding anything to the contrary contained in
Section 5.17(b), at any time prior to the adoption of this Merger Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner opposing the transaction with IPC if: (i) a proposal to acquire (by merger or otherwise) all of the outstanding Common Shares is made to the Company and is not withdrawn; (ii) the Company provides IPC with at least five (5) business days' prior written notice of any meeting of the Special Committee at which such Special Committee will consider and determine whether such offer is a Superior Company Proposal; (iii) the Special Committee determines in good faith that such offer constitutes a Superior Company Proposal; (iv) the Company's Board of Directors determines in good faith, after having taken into account, among other relevant considerations, the advice of the Company's outside legal counsel, that, in light of such Superior Company Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's Board of Directors to comply with its fiduciary obligations to the Company's stockholders under applicable Law; and
(v) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 5.13.

                  (d) The Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 5.17(a) hereof shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Company Proposal or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

VI.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES.

         The obligations of each party to complete the Closing are conditioned upon the satisfaction or waiver in writing by the parties, on or before the Closing Date, of the following conditions:

         6.01 Stockholder Approval. This Merger Agreement shall have been duly adopted by the Required Company Stockholder Vote.

         6.02 Litigation. No suit, action or other Legal Proceeding by any domestic Governmental Authority, or injunction or final judgment shall be pending on the Closing Date before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Merger Agreement or the consummation of the transactions contemplated hereby.

VII.     CONDITIONS PRECEDENT TO IPC'S AND ACQUISITION'S OBLIGATIONS.

         The obligations of IPC and Acquisition to complete the Closing are conditioned upon the satisfaction or waiver in writing by IPC (on behalf of IPC and Acquisition), on or before the Closing Date, of the following conditions:

         7.01 Representations and Warranties. The representations and warranties of the Company contained in this Merger Agreement shall be accurate as of the Closing Date as if made on and as of the Closing Date, except any representations and warranties which address matters only as of a particular date shall have been true and correct as of such date.

         7.02 Performance of Covenants. The Company shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Merger Agreement to be performed and complied with by it prior to or on the Closing Date.

         7.03 Notices and Consents. The notices and consents identified on
Section 3.07(a) and Section 3.07(b) of the Company Disclosure Letter, which represent all of the notices and Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Merger Agreement, shall have been obtained and shall be in full force and effect, other than such Consents, the failure of which to be obtained would not result, individually or in the aggregate, in a Material Adverse Effect on the Company.

         7.04 Agreements and Documents. IPC and Acquisition shall have received a certificate, dated the Closing Date, executed on behalf of the Company by its Chief Executive Officer, confirming that the conditions set forth in Sections 7.01, 7.02 and 7.03 hereof have been duly satisfied or waived.

         7.05 Dissenting Stockholders. Holders of no more than 10% of the Company Common Stock outstanding immediately prior to the Effective Time shall have delivered a written demand for appraisal of its Company Common Stock in the time manner provided in Section 262 of the DGCL.

         7.06 Company Warrants. (i) The Company shall have used its reasonable best efforts to enter into agreements with holders of Company Warrants set forth in Section 3.02(b) of the Company Disclosure Letter, in form and substance reasonably satisfactory to IPC, which agreements shall terminate all rights of such holders under their respective Company Warrants effective immediately prior to the Effective Time and shall contain a consent of such holders to the treatment of their Company Warrants in the manner described in Section 2.08 of this Merger Agreement and (ii) holders of at least 80% of the Company Warrants outstanding on the date hereof shall have entered into such agreements with the Company.

VIII.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

         The Company's obligation to complete the Closing is conditioned upon the satisfaction or waiver in writing by the Company, on or before the Closing Date, of all of the following conditions:

         8.01 Representations and Warranties. The representations and warranties of IPC and Acquisition contained in this Merger Agreement shall be accurate as of the Closing Date as if made on and as of the Closing Date.

         8.02 Performance of Covenants. Each of IPC and Acquisition shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Merger Agreement to be performed and complied with by them prior to or on the Closing Date.

         8.03 Documents. The Company shall have received a certificate executed on behalf of IPC by an executive officer of IPC, confirming that conditions set forth in Sections 8.01 and 8.02 hereof have been duly satisfied.

IX.      TERMINATION.

         9.01 Termination. This Merger Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Merger Agreement by the Company's stockholders):

                  (a) by mutual written consent of IPC, Acquisition and the Company;

                  (b) by either IPC and Acquisition or the Company if the Merger shall not have been consummated by the later of September 30, 2002 and the day following the last day of any cure period under Section 9.01(e) or 9.01(f) (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Merger Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

                  (c) by either IPC and Acquisition or the Company if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or (ii) if a suit, action or other Legal Proceeding by any domestic Governmental Authority shall be pending, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with, this Merger Agreement or the consummation of the transactions contemplated hereby;

                  (d) by IPC and Acquisition or the Company (at any time prior to the adoption of the Merger Agreement by the Required Company Stockholder
Vote) if a Company Triggering Event shall have occurred;

                  (e) by IPC and Acquisition if (i) any of the Company's representations and warranties contained in this Merger Agreement shall be inaccurate as of the date of this Merger Agreement, or shall have become inaccurate as of a date subsequent to the date of this Merger Agreement (as if made on such subsequent date, other than representations and warranties which address matters only as of a particular date) (and such breach, if capable of cure, has not been cured within fifteen days after notice thereof), such that the condition set forth in Section 7.01 would not be satisfied, or (ii) any of the Company's covenants contained in this Merger Agreement shall have been breached (and any such breach shall not have been cured within fifteen days after notice thereof) such that the condition set forth in Section 7.02 would not be satisfied;

                  (f) by the Company if (i) any of IPC's and Acquisition's representations and warranties contained in this Merger Agreement shall be inaccurate as of the date of this Merger Agreement, or shall have become inaccurate as of a date subsequent to the date of this Merger Agreement (as if made on such subsequent date) (and such breach, if capable of cure, has not been cured within fifteen days after notice thereof), such that the condition set forth in Section 8.01 would not be satisfied, or (ii) if any of IPC's and Acquisition's covenants contained in this Merger Agreement shall have been breached (and any such breach shall not have been cured within fifteen days after notice thereof) such that the condition set forth in Section 8.02 would not be satisfied;

                  (g) by IPC and Acquisition if, there shall have been any Incurable Material Adverse Effect (as defined below) with respect to the Company from the date hereof to the Closing Date or there shall exist any condition which could reasonably be expected to result in such an Incurable Material Adverse Effect (as defined below).

         As used in this Section 9.01, an "INCURABLE MATERIAL ADVERSE EFFECT" shall mean a Material Adverse Effect on the Company, which Material Adverse Effect is not reasonably capable of being cured prior to September 30, 2002.

         9.02 Effect of Termination. In the event of the termination of this Merger Agreement as provided in Section 9.01, this Merger Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.02,
Section 9.03 and Article X shall survive the termination of this Merger Agreement and shall remain in full force and effect, and (ii) the termination of this Merger Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty or covenant contained in this Merger Agreement.

         9.03 Expenses; Termination Fees.

                  (a) Except as set forth in this Section 9.03, all fees and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided however that (i) if this Merger Agreement is terminated by IPC pursuant to Section 9.01(e) as a result of an intentional act or omission by the Company, then the Company shall make a nonrefundable cash payment to IPC, at the time specified in the next sentence, in an amount equal to the aggregate amount of all fees and reasonable, documented, out-of-pocket expenses (including with respect to fees, all attorneys' fees, accountants' fees and filing fees) that have been paid or that may become payable by or on behalf of IPC in connection with the preparation and negotiation of this Merger Agreement and otherwise in connection with the Merger; and (ii) if this Merger Agreement is terminated by the Company pursuant to Section 9.01(f), then IPC shall make a nonrefundable cash payment to the Company, at the time specified in the last sentence of this Section 9.03, in an amount equal to the aggregate amount of all fees and reasonable, documented, out-of-pocket expenses (including with respect to fees, all attorneys' fees, accountants fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of the Company in connection with the preparation and negotiation of this Merger Agreement and otherwise in connection with the Merger. In the case of termination of this Merger Agreement by IPC pursuant to Section 9.01(e), the nonrefundable payment referred to in clause "(i)" of the proviso to the first sentence of this Section 9.03 shall be made by the Company within two business days after such termination. In the case of termination of this Merger Agreement by the Company pursuant to Section 9.01(f), the nonrefundable payment referred to in clause "(ii)" of the proviso to the first sentence of this Section 9.03 shall be paid by IPC within two business days afer such termination.

                  (b) If this Merger Agreement is terminated by the Company pursuant to Section 9.01(d), then the Company shall make a nonrefundable cash payment to IPC, at the time specified in the next sentence, in an amount equal to the aggregate amount of all fees and reasonable, documented, out-of-pocket expenses (including with respect to fees, all attorneys' fees, accountants' fees and filing fees) that have been paid or that may become payable by or on behalf of IPC in connection with the preparation and negotiation of this Merger Agreement and otherwise in connection with the Merger, up to a maximum of $250,000. In the case of termination of this Merger Agreement by the Company pursuant to Section 9.01(d), the Termination Fee shall be paid by the Company to IPC within two business days after such termination.

X.       MISCELLANEOUS.

         10.01 Successors. This Merger Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         10.02 Amendment. This Merger Agreement may be amended with the approval of the respective Boards of Directors of the Company, IPC and Acquisition at any time (whether before or after adoption of this Merger Agreement by the stockholders of the Company); provided, however, that after any such adoption of this Merger Agreement by the Company's stockholders, no amendment shall be made which by Law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         10.03 Waiver. (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Merger Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Merger Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No party shall be deemed to have waived any claim arising out of this Merger Agreement, or any power, right, privilege or remedy under this Merger Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         10.04 Survival. None of the representations and warranties contained in this Merger Agreement or in any certificate delivered pursuant to this Merger Agreement shall survive the Merger. Notwithstanding any other provision of this Merger Agreement, the covenants contained in Article V that require action following the Effective Time shall survive the consummation of the Merger. This
Article X and the agreements of the parties contained in Section 9.02 (Effect of Termination), Section 9.03 (Expenses) and the confidentiality agreement contained in the letter from IPC to the Company dated March 18, 2002 shall survive the termination of this Merger Agreement.

         10.05 Entire Agreement; Counterparts. This Merger Agreement (together with the agreements, certificates and other documents referred to herein, the Schedules and Exhibits hereto and the Company Disclosure Letter and the IPC Disclosure Letter) constitutes the entire agreement among the parties with respect to its subject matter and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. This Merger Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         10.06 Governing Law. THIS MERGER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO CONFLICTS OF LAW DOCTRINES EXCEPT TO THE EXTENT THAT CERTAIN MATTERS ARE PREEMPTED BY FEDERAL LAW OR ARE GOVERNED BY THE LAW OF THE JURISDICTION OF ORGANIZATION OF THE RESPECTIVE PARTIES.

         10.07 Disclosure Letter. The Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered Sections contained in
Article III, and the information disclosed in any numbered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the correspondingly numbered Section in Article III, and shall not be deemed to relate to or to qualify any other representation or warranty, unless it is clear on its face that it also applies to another representation or warranty or there is a cross-reference to another Section of the Company Disclosure Letter. The IPC Disclosure Letter shall be arranged in separate parts corresponding to the numbered Sections contained in Article IV, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the correspondingly numbered Section in Article IV, and shall not be deemed to related to or to qualify any other representation or warranty, unless it is clear on its face that it also applies to another representation or warranty or there is a cross-reference to another Section of the IPC Disclosure Letter. Except as required by Section 5.11, there shall be no duty to update the Company Disclosure Letter.

         10.08 Assignment. Neither IPC, Acquisition nor the Company may assign this Merger Agreement to any other Person without the prior written consent of the other parties hereto.

         10.09 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when transmitted by telecopy (transmission confirmed), (c) on the fifth business day following mailing by registered or certified mail (return receipt requested), or (d) on the next business day following deposit with an overnight delivery service of national reputation, to the parties at the following addresses and telecopy numbers (or at such other address or telecopy number for a party as may be specified by like notice):

                           If to IPC or Acquisition:

                           c/o IPC Advisors S.a.r.l.
                           28 rue Jean-Baptiste Freser
                           Luxembourg L-1542
                           Attention: J.B. Unsworth
                           Telecopy: 352 26 20 17 13

                           With a copy to:

                           Kaye Scholer, LLP
                           425 Park Avenue
                           New York, New York  10022

                           Attention:  Rory A. Greiss, Esq.
                           Telephone: (212) 836-8261
                           Telecopy:  (212) 836-7152

                           If to the Company:

                           Balanced Care Corporation
                           1215 Manor Drive
                           Mechanicsburg, Pennsylvania  17055
                           Attention: Robin L. Barber
                           Telephone: (717) 796-6135
                           Telecopy: (717) 796-6294

                           With a copy to:

                           Kirkpatrick & Lockhart LLP
                           Henry W. Oliver Building
                           535 Smithfield Street
                           Pittsburgh, PA  15222-2312
                           Attention:  Kristen Larkin Stewart
                           Telephone: (412) 355.8975
                           Telecopy:  (412) 355.6501

                           With an additional copy to:

                           Morgan, Lewis & Bockius LLP
                           502 Carnegie Center
                           Princeton, NJ  08540
                           Attention:  Steven M. Cohen, Esq.
                           Telephone: (609) 919-6604
                           Telecopy:  (609) 919.6639

         10.10 Headings. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

         10.11 Exhibits and Schedules. The Exhibits and Schedules to this Merger Agreement are incorporated by reference herein and are made a part hereof as if they were fully set forth herein. References herein to "this Merger Agreement," "herein," "hereof" and phrases of like import are references to this Merger Agreement, together with the Exhibits and Schedules hereto, including the Company Disclosure Letter and the IPC Disclosure Letter.

         10.12 Severability. The invalidity of any term or terms of this Merger Agreement shall not affect any other term of this Merger Agreement, which shall remain in full force and effect.

         10.13 No Third-Party Beneficiaries. Other than the Indemnified Persons and the stockholders of the Company with respect to their rights to receive the Merger Consideration, there are no third party beneficiaries of this Merger Agreement or of the transactions contemplated hereby and nothing contained herein shall be deemed to confer upon anyone other than the parties hereto (and their permitted successors and assigns) and, with respect to the obligations of IPC pursuant to Section 5.08 the Indemnified Persons, any right to insist upon or to enforce the performance of any of the obligations contained herein.

         10.14 Pre-Closing Investment in Acquisition Corp. Prior to the merger, the principals of IPC may offer a small number of current Company shareholders an opportunity to purchase for cash a small minority interest in Acquisition Corp. on such terms and conditions as are mutually agreed between them and IPC.

                                    * * * * *

         IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first above written.



                                            IPC ADVISORS S.A.R.L.


                                            By: /s/ J.B. Unsworth
                                               --------------------------------
                                               Name: J.B. Unsworth
                                               Title: Manager

                                            IPBC ACQUISITION CORP.


                                            By: /s/ J.B. Unsworth
                                               --------------------------------
                                               Name: J.B. Unsworth
                                               Title: President

                                            BALANCED CARE CORPORATION


                                            By: /s/ Richard D. Richardson
                                               --------------------------------
                                               Name: Richard D. Richardson
                                               Title: Interim Chief Executive
                                                      Officer